Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140943, 333-107411, 33-98912, 333-92963 and 333-170073 on Form S-3 and Registration Statement Nos. Nos. 333-123308, 33-96226 and 333-67849 on Form S-8 of KEMET Corporation of our report dated June 29, 2009, relating to the consolidated financial statements of Arcotronics Italia S.p.A. and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern) appearing in this Current Report on Form 8-K of KEMET Corporation dated October 26, 2010.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy
October 26, 2010